Exhibit 10.6
Second Amendment
to the
First Interstate BancSystem, Inc.
2001 Stock Option Plan
     This Amendment (the “Amendment”) by First Interstate BancSystem, Inc., a Montana corporation (the “Company”), to its 2001 Stock Option Plan (the “2001 Plan”) is entered into by the Company as of September 23rd, 2010.
     Whereas, the Company previously adopted the 2001 Plan pursuant to which the Company may grant equity awards to its directors, officers and other employees in an effort to attract, retain and motivate individuals who are expected to make important contributions to the Company. The 2001 Plan was amended effective May 9, 2003.
     Whereas, the Compensation Committee of the Board of Directors of the Company (the “Board”) has recommended, and the Board has determined that it is in the best interests of the Company and its shareholders to amend the 2001 Plan in accordance with the provisions hereof.
     Now, therefore, based on the foregoing recitals, the Company hereby agrees as follows:
     1. Section 7.6 of the 2001 Plan, titled “Payment,” shall be revised to add at the end thereof:
In addition, the form of payment known commonly as “net exercise” shall be acceptable for the exercise of nonqualified options under the 2001 Plan. Shares attributable to the exercise price of an option through net exercise shall be deemed to have been issued, and shall no longer be included in the Stock available for benefits under the 2001 Plan.
     2. Section 10.2 of the 2001 Plan, titled “Holding Period,” shall be deleted in its entirety effective as of September 23rd, 2010.
     3. Except as modified in this Amendment, all other terms of the 2001 Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first above written.

COMPANY:

First Interstate BancSystem, Inc., a Montana corporation

By:	/s/ TERRIL R. MOORE Terrill R. Moore
Executive Vice President &
Chief Financial Officer